News Release

For Release April 20, 2016

9:00 A.M.

Contact:	Joseph G. Sawyer, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Highlights

•	Net income of $1.47 million, a 4.6% increase in net income year-over-year
•	Diluted EPS of $0.22 per common share, a 4.8% increase year-over-year
•	Loan growth of $4.8 million, a 4.0% annualized rate of increase
•	Loan production of $26.4 million during the quarter
•	Pure deposit growth (including customer cash management accounts) of $9.6 million, a 6.5% annualized rate of increase
•	Total assets of $870.4 million, an increase of 4.1% year-over-year
•	Regulatory capital ratios remain strong at 10.23% (Tier 1 Leverage) and 16.24% (Total Capital) along with Tangible Common Equity / Tangible Assets (TCE/TA) ratio of 8.70%
•	Non-performing assets (NPAs) of 0.87%
•	Net charge-offs of 0.03% (annualized)
•	Cash dividend of $0.08 per common share, which is the 57th consecutive quarter of cash dividends paid to common shareholders

Lexington, SC – April 20, 2016 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the first quarter of 2016. Net income for the first quarter of 2016 was $1.47 million as compared to $1.40 million in the first quarter of 2015. Diluted earnings per common share were $0.22 for the first quarter of 2016 as compared to $0.21 for the first quarter of 2015.

First Community President and CEO, Mike Crapps, commented, “Loan growth continued in the first quarter with growth of $4.8 million and production of $26.4 million . This compares to $10.5 million in loan growth and $26.5 million in production in the first quarter of 2015. Loan payoffs and paydowns impacted total loan growth in the first quarter of 2016; however, we are pleased with the momentum in loan production and the prospects for portfolio growth ahead.”

As previously announced, the company expanded its footprint into the Upstate of South Carolina with the opening of a loan production office in Greenville. Mr. Crapps commented, “Business activity in the Greenville area is strong, and for the past two years, we have been seeking the right bankers to help expand our presence in this market. We are very pleased to assemble a team that matches our distinct style of banking and will help us grow our other lines of business in the future.” Crapps continued, “One of First Community’s primary strategic initiatives is to re-mix the asset side of its balance sheet, moving toward a goal of an 80% loan-to-earning asset mix; thereby enhancing net interest income and earnings per share. This entry into the fast growing Greenville market will serve as a catalyst to move closer to this important goal. While initially the team’s work will be focused on growth in the commercial loan portfolio, they will also be able to identify prospects for other lines of business, including financial planning and mortgage banking. Longer term, First Community will seek the appropriate strategy to build out a deposit franchise in Greenville as well.”

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the first quarter of 2016. The company will pay a $0.08 per share dividend to holders of the company’s common stock. This dividend is payable May 13, 2016 to shareholders of record as of May 2, 2016. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 57th consecutive quarter.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute. At March 31, 2016, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.23%, 15.41%, and 16.24%, respectively. This compares to the same ratios as of March 31, 2015, of 10.26%, 15.95%, and 16.77%, respectively. Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 9.80%, 14.79%, and 15.62% respectively as of March 31, 2016. Further, the company’s ratio of tangible common equity to tangible assets was 8.70% as of March 31, 2016. As of March 31, 2016, the Common Equity Tier One ratio is 12.87% for the company and 14.79% for the bank.

Asset Quality

The non-performing assets ratio, at 0.87% of total assets, remained an area of strength for the company. Non-accrual loans increased $1.2 million due to the reclassification of one loan relationship, while Other Real Estate Owned (OREO) balances decreased $974 thousand with the sale of various properties during the quarter. The ratio of classified loans plus OREO now stands at 13.53% of total regulatory risk-based capital as of March 31, 2016 down significantly from the March 31, 2015 ratio of 18.33% and the December 31, 2015 ratio of 14.68%.

Trouble debt restructurings, that are still accruing interest, increased to $1.63 million at March 31, 2016. This $400 thousand increase is attributed to one loan relationship. Loans past due 30-89 days were $2.1 million (0.42% of loans) this quarter, an increase of $200 thousand on a linked quarter basis. Net charge-offs for the quarter were $49 thousand (0.03% annualized ratio).

Balance Sheet

(Numbers in millions)

	Quarter Ended	Quarter Ended
	3/31/16	12/31/15	$ Variance	% Variance
Assets
Investments	$286.0	$283.8	$2.2	0.78%
Loans	494.0	489.2	4.8	0.98%

Liabilities
Total Pure Deposits	$573.0	$563.1	$9.9	1.8%
Certificates of Deposit	149.2	153.0	(3.8)	(2.5%)
Total Deposits	$722.2	$716.1	$6.1	0.85%

Customer Cash Management	20.7	21.0	(0.3)	(1.4%)
FHLB Advances	24.4	24.8	(0.4)	(1.6%)

Total Funding	$767.3	$761.9	$5.4	0.71%
Cost of Funds*	0.41%	0.44%		(3 bps )
(*including demand deposits)
Cost of Deposits	0.25%	0.25%		0 bps

Mr. Crapps commented, “Pure deposit growth continues to be an area of strength for the bank. With our current level of liquidity and continued success in pure deposit growth, we have the funding available to support significant additional loan growth.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was stable on a linked quarter basis at $6.337 million for the first quarter of 2016 compared to fourth quarter 2015 net interest income of $6.348 million. First quarter net interest margin, on a tax equivalent basis, increased on a linked quarter basis at 3.33% compared to net interest margin of 3.29% in the fourth quarter. Net interest income in the first quarter of 2015 was $6.5 million and net interest margin on a tax equivalent basis was 3.62%. Net interest income in the first quarter of 2015 was positively impacted by two payoffs on purchase impaired loans, increasing net interest income by $420 thousand and positively impacting net interest margin by 22 basis points during that quarter. Absent those two payoffs, net interest income would have increased by approximately $309 thousand in the first quarter of 2016 compared to the first quarter of 2015.

Non-Interest Income

Non-interest income, adjusted for securities gains was $2.030 million in the first quarter of 2016, an increase of $50 thousand over the first quarter of 2015 non-interest income adjusted for securities gains and the loss on the early extinguishment of debt of $1.980 million . Income from the mortgage line of business was $665 thousand in the first quarter of 2016, down $70 thousand year-over-year. Mr. Crapps noted, “Production during the quarter was somewhat lower than in 2015 with the revenue impact muted somewhat by higher yields than the prior year.”

Revenue earned in the first quarter of this year in the financial planning and investment advisory line of business was stable at $291 thousand compared to first quarter of 2015 revenue of $296 thousand.

Non-Interest Expense

Non-interest expense increased on a linked quarter basis with total non-interest expense of $6.3 million with the majority of the increase based in salaries and benefits and other operating expenses. The year-over-year salaries and benefits expense increase included normal salary increases, increased medical benefit costs, as well as the addition of the Greenville loan production team in the last month of the quarter. The majority of other operating expenses were related to the mass reissue of all ATM and debit cards to upgrade to the current EMV/Chip Card technology. This is a non-recurring expense. In addition, ATM and debit card losses were unusually high in January and February prior to the conversion to EMV technology, but returned to normal levels in March. Additionally, other operating expenses also included costs related to the bank’s conversion to a new Bill Pay provider, about half of that expense recognized in the first quarter of this year. Occupancy expenses were also up year-over-year due to additional uninsured damages related to the floods in October of 2015 and a major equipment repair. Both of these costs have now been fully expensed and no additional related costs are anticipated.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank operates fifteen banking offices located in the Midlands and Aiken, South Carolina and Augusta, Georgia and a loan production office in Greenville, South Carolina. The bank also has two other lines of business, First Community Bank Mortgage and First Community Financial Consultants, a financial planning/investment advisory division.

FORWARD-LOOKING STATEMENTS Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersercurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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FIRST COMMUNITY CORPORATION

QUARTERLY INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015

Interest income	$7,137	$7,203	$7,283
Interest expense	800	855	835
Net interest income	6,337	6,348	6,448
Provision for loan losses	140	148	406
Net interest income after provision	6,197	6,200	6,042

Non Interest Income
Deposit service charges	347	386	347
Mortgage banking income	665	753	735
Investment advisory fees and non-deposit commissions	291	294	296
Gain on sale of securities	59	84	104
Gain (loss) on sale of other assets	3	(16)	4
Loss on early extinguishment of debt	—	(96)	(103)
Other	724	686	598
Total Non Interest Income	2,089	2,091	1,981
Non Interest Expense
Salaries and employee benefits	3,751	3,610	3,565
Occupancy	559	578	485
Equipment	429	416	402
Marketing and public relations	94	165	226
FDIC assessment	138	138	138
Other real estate expense	51	90	154
Amortization of intangibles	83	88	103
Other	1,237	1,037	1,027
Total Non Interest Expense	6,342	6,122	6,100
Income before taxes	1,944	2,169	1,923
Income tax expense	476	568	519
Net income	$1,468	$1,601	$1,404

Primary earnings per common share	$0.22	$0.24	$0.22
Diluted earnings per common share	$0.22	$0.24	$0.21

Average number of shares outstanding basic	6,572,969	6,569,379	6,522,420
Average number shares outstanding diluted	6,751,074	6,736,615	6,664,654
Shares outstanding period end	6,693,042	6,690,551	6,683,960

Return on Average Assets	0.68%	0.74%	0.70%
Return on Average Common Equity	7.35%	8.06%	7.54%
Return on Average Common Tangible Equity	7.99%	8.79%	8.23%
Net Interest Margin	3.22%	3.19%	3.51%
Net Interest Margin (Tax Equivalent)	3.33%	3.29%	3.62%
Efficiency ratio	73.86%	71.47%	73.27%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	March 31,
	2016	2015	2015

Total Assets	$870,409	$862,734	$835,819
Other Short-term Investments (1)	15,835	11,968	32,674
Investment Securities	286,019	283,841	274,094
Loans held for sale	2,545	2,962	5,446
Loans	494,021	489,191	454,301
Allowance for Loan Losses	4,687	4,596	4,252
Total Deposits	722,236	716,151	694,573
Securities Sold Under Agreements to Repurchase	20,697	21,033	16,684
Federal Home Loan Bank Advances	24,432	24,788	27,552
Junior Subordinated Debt	14,964	14,964	15,464
Shareholders' equity	81,611	79,038	76,548

Book Value Per Common Share	$12.19	$11.81	$11.45
Tangible Book Value Per Common Share	$11.24	$10.84	$10.44
Equity to Assets	9.38%	9.16%	9.16%
Tangible common equity to tangible assets	8.70%	8.47%	8.42%
Loan (Incl Held for Sale) to Deposit Ratio	68.75%	68.72%	65.41%
Allowance for Loan Losses/Loans	0.95%	0.94%	0.94%
Allowance for Loan Losses plus credit mark/Loans	1.12%	1.15%	1.22%
Regulatory Ratios:
Leverage Ratio	10.23%	10.19%	10.26%
Tier 1 Capital Ratio	15.41%	15.40%	15.95%
Total Capital Ratio	16.24%	16.21%	16.77%
Common Equity Tier 1 ratio	12.87%	12.90%	13.10%
Tier 1 Regulatory Capital	$87,648	$86,682	$82,466
Total Regulatory Capital	$92,335	$91,278	$86,718
Common Equity Capital	$73,178	$72,444	$67,728

(1) Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Quarterly Average Balances:
	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015

Average Total Assets	$865,479	$858,413	$813,229
Average Loans (Incl Held for Sale)	492,219	487,203	450,988
Average Earning Assets	792,140	790,288	744,029
Average Deposits	716,644	708,583	668,835
Average Other Borrowings	61,945	64,639	62,977

Asset Quality;	As of
	March 31,	December 31,	March 31,
	2016	2015	2015

Non-accrual loans	$6,013	$4,839	$5,943
Other real estate owned and repossessed assets	1,484	2,458	2,817
Accruing loans past due 90 days or more	32	—	—
Total nonperforming assets	$7,529	$7,297	$8,760
Accruing trouble debt restructurings	$1,634	$1,632	$1,954

Loan Risk Rating by Category (End of Period)
Special Mention	$8,581	$9,869	$12,314
Substandard	10,445	10,327	12,356
Doubtful	—	—	—
Pass	474,995	468,995	429,631
	$494,021	$489,191	$454,301

	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Loans charged-off	$47	$29	$347
Overdrafts charged-off	16	13	11
Loan recoveries	(13)	(20)	(68)
Overdraft recoveries	(1)	(2)	(4)
Net Charge-offs	$49	$20	$286
Net charge-offs to average loans	0.01%	0.00%	0.06%

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and Rates
on Average Interest-Bearing Liabilities

	Three months ended March 31, 2016			Three months ended March 31, 2015
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$492,219	$5,681	4.64%	$450,988	$5,874	5.28%
Securities:	283,920	1,433	2.03%	277,308	1,382	2.02%
Other short-term investments	16,001	23	0.58%	15,733	27	0.70%
Total earning assets	792,140	7,137	3.62%	744,029	7,283	3.97%
Cash and due from banks	10,836			11,396
Premises and equipment	30,096			29,076
Intangibles	6,455			6,381
Other assets	30,600			26,587
Allowance for loan losses	(4,648)			(4,240)
Total assets	$865,479			$813,229
Interest-bearing liabilities
Interest-bearing transaction accounts	150,458	46	0.12%	132,997	39	0.12%
Money market accounts	165,631	109	0.26%	152,797	96	0.25%
Savings deposits	62,333	18	0.12%	55,137	16	0.12%
Time deposits	178,743	275	0.62%	193,308	275	0.58%
Other borrowings	61,945	352	2.29%	62,977	409	2.63%
Total interest-bearing liabilities	619,110	800	0.52%	597,216	835	0.57%
Demand deposits	159,479			134,596
Other liabilities	6,555			5,865
Shareholders' equity	80,335			75,552
Total liabilities and shareholders' equity	$865,479			$813,229

Cost of funds including demand deposits			0.41%			0.46%
Net interest spread			3.10%			3.40%
Net interest income/margin		$6,337	3.22%		$6,448	3.51%
Net interest income/margin (taxable equivalent)		$6,556	3.33%		$6,635	3.62%